Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 30, 2016	November 1, 2015	October 30, 2016	November 1, 2015

Net sales	$107,368	$141,692	$483,456	$524,206

Costs and expenses:

Cost of sales	(86,835)	(97,078)	(364,750)	(381,070)

Selling, general and administrative	(10,191)	(12,189)	(44,577)	(48,983)

Research and development	(5,041)	(5,177)	(21,654)	(21,920)

Operating income	5,301	27,248	52,475	72,233

Gain on sales of investments	-	-	8,940	-

Other income (expense), net	(69)	308	(941)	(2,193)

Income before income taxes	5,232	27,556	60,474	70,040

Income tax benefit (provision)	1,337	(5,406)	(4,798)	(13,181)

Net income	6,569	22,150	55,676	56,859

Net income attributable to noncontrolling interests	(1,313)	(3,527)	(9,476)	(12,234)

Net income attributable to Photronics, Inc. shareholders	$5,256	$18,623	$46,200	$44,625

Earnings per share:
Basic	$0.08	$0.28	$0.68	$0.67

Diluted	$0.08	$0.25	$0.64	$0.63

Weighted-average number of common shares outstanding:
Basic	68,025	66,575	67,539	66,331

Diluted	68,906	78,631	76,354	78,383